UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2006

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 16, 2006, the Board of Directors of Airspan Networks, Inc. (the “Company”) appointed a new member to the Company’s Board of Directors.

Mr. Fromm has served for more than 25 years in the telecommunications industry, where he has held a variety of senior executive positions with a broad range of companies. Since January 2006, Mr. Fromm has served as the Chairman of the Board and Chief Executive Officer of nexVortex, Inc., a privately held telecom managed services provider. From July 2004 until September 2005, Mr. Fromm served as the President and Chief Executive Officer and as a director of Mobeon AB, a Swedish based telecom software manufacturer and supplier of specialized messaging software components to tier-one telecom network equipment vendors. From May 2003 to February 2004, Mr. Fromm was President and Chief Executive Officer of Gluon Networks, Inc. a private telecommunications equipment company. From July 2000 to October 2001, he was President, and from November 2001 to October 2002 he was also Chief Executive Officer of Oplink Communications, Inc., an optical components company that completed its initial public offering during Mr. Fromm’s tenure with the Company. Since June 2001, Mr. Fromm has served as a director of Wave Wireless Corporation, a public wireless telecom equipment company and also currently serves as the Chairman of the Wave Wireless Compensation Committee. Mr. Fromm received a BS and MS Degree in Engineering from the University of Wisconsin-Milwaukee and an MBA from Florida Atlantic University.

The addition of Frederick R. Fromm brings the Board’s membership to eight. The Board of Directors has not yet determined on which Board committee or committees, if any, Mr. Fromm will serve. There are no arrangements or understandings pursuant to which Mr. Fromm was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2006

AIRSPAN NETWORKS, INC.

	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and Chief Financial Officer